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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 144

NOTICE OF PROPOSED SALE OF SECURITIES
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY
WITH EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.


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      SEC USE ONLY
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DOCUMENT SEQUENCE NO.


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CUSIP NUMBER


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WORK LOCATION


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1(a) NAME OF ISSUER (Please type or print)        (b) IRS IDENT. NO.     (c) S.E.C. FILE NO.

            J. C. PENNEY COMPANY, INC.                  13-5583779               1-777
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1(d) ADDRESS OF ISSUER              STREET         CITY      STATE    ZIP CODE         (e) TELEPHONE NO.
                                                                                       AREA CODE    NUMBER
             P. O. BOX 10001                      DALLAS       TX    75301-0001           972      431-1000
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2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES        (b) IRS IDENT. NO.         (c) RELATIONSHIP TO
       ARE TO BE SOLD                                                                         ISSUER
    Charles R. Lotter                                                --                    Executive Vice President,
                                                                                           Secretary and
                                                                                           General Counsel
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(d) ADDRESS  STREET                  CITY    STATE  ZIPCODE

    P. O. BOX 10001                  DALLAS  TX  75301-0001

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INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER
TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C. FILE NUMBER.

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3(a)                (b)                                                     SEC USE ONLY  (c)                  (d)
Title of the           Name and Address of Each Broker Through Whom the     Broker-Dealer    Number of Shares    Aggregate
Class of Securities    Securities are to be Offered or Each Market Maker     File Number       or other Units      Market
to be Sold                    who is Acquiring the Securities                                   To Be Sold         Value
                                                                                             (See instr. 3(c))   (See instr. 3(d))
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Common                 Charles Schwab
Stock, $0.50           19009 Preston Road                                                          4,000            $213,750
Par Value              Dallas, TX  75252                                                                         (@ $53.4375 close
                                                                                                                    on 5/25/99)
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(e)                     (f)                         (g)
   Number of Shares        Approximate                    Name of Each
    or Other Units         Date of Sale                    Securities
     Outstanding         (See instr. 3(f))                  Exchange
   (See instr. 3(e))       (MO. DAY YR.)                 (See instr. 3(g))
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    259,793,511             Within 90 days                  New York Stock
    as of                   from 05/26/99                      Exchange
    04/30/99

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INSTRUCTIONS:
1. (a) Name of Issuer
   (b) Issuer's I.R.S. Identification Number
   (c) Issuer's S.E.C. file number, if any
   (d) Issuer's address, including zip code
   (e) Issuer's telephone number, including area code

2. (a) Name of person for whose account the securities are to be sold
   (b) Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer(e.g. officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d) Such person's address, including zip code

3. (a) Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f) Approximate date on which the securities are to be sold
   (g) Name of each securites exchange, if any, on which the securities are intended to be sold


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                                              TABLE I -- SECURITIES TO BE SOLD

                FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
           AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

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Title of      Date you    Name of Acquisition Transaction     Name of Person from Whom      Amount of          Date of    Nature
the Class     Acquired                                      Acquired (if gift, also give    Securities         Payment     of
                                                                date donor acquired)         Acquired                     Payment
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Common        1/26/96     Acquired pursuant to Company's      J. C. Penney Company, Inc.       4,000
Stock, $0.50              Shareholder Value Award
par value                 program

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REMARKS:

INSTRUCTIONS:  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


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                                            TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

                      FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS
                                        BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

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Name and Address             Title of Securities Sold          Date of Sale            Amount of              Gross Proceeds
of Seller                                                                           Securities Sold
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NONE                                  NONE                         NONE                   NONE                     NONE

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REMARKS:


INSTRUCTIONS:                                                  ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.   THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE
Information is to be given not only as to the person for       RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE
whose account the securities are to be sold but also as to     THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO
all other persons included in that definition. In addition,    THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
information shall be given as to sales by all persons whose    SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.
sales are required by paragraph (e) of Rule 144 to be
aggregated with sales for the account of the person filing
this notice.


                  05/26/99                                                    /s/ CHARLES R. LOTTER
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               Date of Notice                                              (Signature)   CHARLES R. LOTTER

THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL
                     BE MANUALLY SIGNED. ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.


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     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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